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                                                                     EXHIBIT 8.1


     (713)  758-2192                                       (713) 615-5210

                                November 3, 1997



The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670-0126

National Rural Utilities Cooperative
  Finance Corporation
2201 Cooperative Way -- Woodland Park
Herndon, Virginia  22071-3025

Mayer, Brown & Platt
700 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

     You have requested our opinion with respect to certain state and federal income tax consequences associated with the issuance of Certificates representing an undivided fractional interest in the assets and obligations of Rural Electric Cooperative Grantor Trust (KEPCO) Series 1997 (the "Trust") formed under a Trust Agreement, dated December 20, 1996, among National Rural Utilities Cooperative Finance Corporation ("CFC"), Kansas Electric Power Cooperative, Inc. (the "Cooperative") and The First National Bank of Chicago (the "Trustee"), as such Trust Agreement is amended by the First Amendment to Trust Agreement, dated July 1, 1997 (as amended, the "Trust Agreement")./1/ The assets of the Trust include two United States Government guaranteed Notes issued by the Cooperative (that are being deposited into the Trust by CFC), and a Swap Agreement between the Cooperative and Morgan Guaranty Trust Company of New York. The Cooperative assigned to the Trust, effective December 18, 1997, its right to receive and its obligation to make payments under the Swap Agreement.

---------------------
/1/ Capitalized terms used but not defined herein have the meanings ascribed to them in the Trust Agreement.
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The First National Bank of Chicago
National Rural Utilities Cooperative
  Finance Corporation
Mayer, Brown & Platt
November 3, 1997
Page 2


     Our opinion is based upon the Trust Agreement, as amended, including the representations contained therein, and the facts set forth in the Registration Statement (Registration No. 333-25029) filed with the Securities and Exchange Commission on April 11, 1997, and Amendments No. 1 and No. 2 thereto (as so amended, the "Registration Statement") with respect to the issuance of the Certificates. Our opinion is also based upon (i) current provisions of the Internal Revenue Code of 1986, as amended, existing regulations thereunder, and current administrative rulings of the Internal Revenue Service, (ii) current provisions of the District of Columbia Income and Franchise Tax Act, codified as Chapter 18, Title 47 of the District of Columbia Code, and existing regulations promulgated thereunder by the District of Columbia Department of Finance and Revenue, (iii) current provisions of the Virginia Code and existing regulations promulgated thereunder by the Virginia Department of Taxation, and (iv) court decisions, all as of the date of the Registration Statement. All such authorities are subject to change and any such change could apply retroactively. The opinions expressed herein are not binding on the Internal Revenue Service or State or local taxing authorities. Based on the foregoing, and conditioned upon our understanding that the transactions contemplated by the Trust Agreement will be carried out strictly in accordance with the terms of the Trust Agreement, it is our opinion that, under existing law as of the date hereof:

          (i) for Federal income tax purposes, (a) the Trust will not be classified as an association taxable as a corporation, but will be classified as a grantor trust; (b) each Certificateholder will be treated as the owner of an undivided fractional interest in each of the assets held by the Trust; and (c) pursuant to Treasury Regulation (S) 1.1275-6, the Trust will be treated as owning a debt instrument having a principal amount equal to the principal amount of the Notes and bearing interest at a rate equal to the rate payable by Morgan Guaranty under the Swap Agreement (the "Synthetic Note");

          (ii) for District of Columbia income and franchise tax purposes the Trust will, with respect to Certificateholders, be classified as a grantor trust and not as an association taxable as a corporation, with the results that (a) each Certificateholder will be treated as the owner of an undivided interest in the Synthetic Note held by the Trust in the same manner as for Federal income tax purposes, and (b) Certificateholders who are not residents of or otherwise subject to tax in the District of Columbia will not be subject to District of Columbia income or franchise tax with respect to interest and other income from the Synthetic Note or a Certificate solely as a result of the purchase, ownership or sale of Certificates; and

          (iii) for Commonwealth of Virginia income and franchise tax purposes the Trust will, with respect to Certificateholders, be classified as a grantor trust and not as an association taxable as a corporation, with the results that (a) each Certificateholder will be treated as the owner of an undivided interest in the Synthetic Note held by the Trust in the
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The First National Bank of Chicago
National Rural Utilities Cooperative
 Finance Corporation
Mayer, Brown & Platt
November 3, 1997
Page 3



     same manner as for Federal income tax purposes, and (b) Certificateholders who are not residents of or otherwise subject to tax in the Commonwealth of Virginia will not be subject to Commonwealth of Virginia income or franchise tax with respect to interest and other income from the Synthetic Note or a Certificate solely as a result of the purchase, ownership or sale of Certificates.

     We participated in the preparation of the Registration Statement with respect to the sale of the Certificates, including the discussions set forth in the Registration Statement under the headings "United States Federal Income Tax Considerations" and "State and Local Income Tax Consequences". The discussions and the legal conclusions with respect to United States federal income tax matters, District of Columbia income tax matters and Commonwealth of Virginia income tax matters set forth therein reflect our opinion, and we believe they are accurate and complete in all material respects.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                    Very truly yours,



                                    VINSON & ELKINS L.L.P.